Exhibit 10.11.7

AMENDMENT NO. 10
TO
POWER CONTRACT

AMENDMENT NO. 10, dated as of the 14th day of April 2006, to the Power Contract dated June 30, 1959, as heretofore amended and revised effective June 2, 1975, October 1, 1980, April 1, 1985, May 6, 1988, June 26, 1989, July 1, 1989, February 1, 1992, June 1, 2003, and November 17, 2005, between Yankee Atomic Electric Company ("Yankee"), a Massachusetts corporation, and ____________________ ("Customer"), a _______________ corporation (the "Power Contract").

WITNESSETH

WHEREAS, pursuant to the Power Contract, Yankee supplied to the Customer and, pursuant to separate power contracts substantially identical to the Power Contract except for the names of the parties, to the other stockholders of Yankee, each of whom is contemporaneously entering into an amendment to its power contract which is identical hereto except for the necessary changes in the names of the parties, all of the capacity and electric energy available from the nuclear generating unit owned by Yankee at a site in Rowe, Massachusetts (such unit, together with the site and all related facilities owned by Yankee, being herein referred to as the "Plant"); and

WHEREAS, the parties to the Power Contract and the Federal Energy Regulatory Commission (the "Commission"), which has regulatory jurisdiction over the Power Contract, have consistently recognized that the cost of the capacity and electric energy sold under the Power Contract necessarily included the costs of shutting down, removing from service and decommissioning the Plant after its useful life had ended and the parties have heretofore incorporated in the Power Contract provisions designed to achieve that result, whether or not the Plant produced electricity and whether or not the Plant operated for the full term of the Facility Operating License; and

WHEREAS, Section 6 of the Power Contract allows Yankee to collect its costs of decommissioning the Plant from the Customer and the other stockholders of Yankee through accruals to a reserve fund, with accruals made over a period extending to December 31, 2010; and

WHEREAS, Section 11 of the Power Contract provides that, upon authorization by its board of directors of a uniform amendment to all customer power contracts, Yankee shall have the right to amend the provisions of Section 6 of the Power Contract by serving an appropriate statement of such amendment upon the Customer and filing the same with the Commission, and that the amendment shall thereupon become effective on the date specified therein, subject to any suspension order duly issued by such agency; and

WHEREAS, the parties to the Power Contract desire to amend Section 6 of the Power Contract to allow the collection of costs through accruals to extend beyond December 31, 2010, to a date approved by the board of directors so that the costs of decommissioning the Plant can be met through the fund.

NOW, THEREFORE, in consideration of the above, the parties hereto agree that the Power Contract is hereby amended as follows:

1. Terms used herein and not defined shall have the meanings set forth in the Power Contract.

2. The first sentence of the fourth paragraph of Section 6 of the Power Contract is hereby modified to read as follows:

Yankee's "operating expenses" shall include all amounts properly chargeable to operating expense accounts, less any applicable credits thereto, in accordance with the Uniform System; it being understood that for purposes of this contract "operating expenses" shall include (i) depreciation or amortization accrued at a rate at least sufficient to fully amortize over the estimated remaining useful life of the plant Yankee's non-salvageable investments in plant, nuclear fuel and materials and supplies or other assets, provided, however, that if a decision is made to cease electricity production at the plant prior to July 9, 2000, then such remaining non-salvageable investments shall be amortized over a period extending to July 9, 2000; (ii) obligations incurred in connection with the leasing of fuel inventory; (iii) interest charges not associated with outstanding indebtedness; and (iv) costs incurred in connection with decommissioning the plant, including (a) the direct and indirect costs of operating, maintaining or dismantling the spent fuel storage facilities and other plant facilities after the cessation of electricity production and (b) the accruals to any reserve established by Yankee's board of directors to provide for physical decommissioning of the plant over the estimated remaining useful life of the plant, provided, however, that if a decision is made to cease electricity production at the plant prior to July 9, 2000, then the accruals to the reserve referred to in clause (b) shall be made over a period determined by Yankee's board of directors.

3. This Amendment shall become effective as of the date first above written, subject to any order duly issued by the Federal Energy Regulatory Commission.

4. This Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representative to execute this Amendment on their behalf as of the date first above written.

YANKEE ATOMIC ELECTRIC COMPANY	PURCHASER
_________________________	________________________________
Michael E. Thomas Vice President and Chief Financial Officer 49 Yankee Road Rowe, Massachusetts 01367	Name: Title: Address:

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